Exhibit 99.1

Sizeler Property Investors, Inc.

[LOGO OF SPI]	NEWS RELEASE	[LOGO OF NYSE]

For additional information contact:

Thomas A. Masilla, Jr., Vice Chairman and President

504/471-6200

www.sizeler.net

SIZELER PROPERTY INVESTORS, INC. REPORTS THIRD

QUARTER 2003 OPERATING RESULTS

NEW ORLEANS, LOUISIANA—November 7, 2003— Sizeler Property Investors, Inc. (NYSE:SIZ) today announced its operating results for the three-month and nine-month periods ended September 30, 2003.

For the three months ended September 30, 2003, basic funds from operations available to common shareholders totaled $2.85 million, compared to $3.23 million earned for the same period in the prior year. On a per share basis, basic funds from operations available to common shareholders was $0.22 on weighted average shares outstanding of 13,086,000 for the third quarter ended September 30, 2003, compared to $0.25 on weighted average shares outstanding of 13,091,000 for the same period in 2002.

Operating revenues totaled $13.28 million for the three months ended September 30, 2003, compared to $13.06 million earned a year ago. Operating costs were $5.38 million in 2003, compared to $4.91 million in 2002. Net operating income totaled $7.90 million for the quarter ended 2003, compared to $8.15 million in 2002. Interest expense for the third quarter of 2003 decreased approximately $109,000, from the prior year’s third quarter, while general and administrative costs increased approximately $240,000 due primarily to increased payroll, maintenance and insurance costs.

For the three months ended September 30, 2003, a net loss of $31,000 or $0.00 per share was allocated to common shareholders, compared to net income available to common shareholders of $542,000 or $0.04 per share, earned for the same period a year ago. The decrease is due primarily to the above mentioned items and an increase in depreciation expense in 2003.

For the nine months ended September 30, 2003, basic funds from operations available to common shareholders totaled $8.52 million, compared to $10.32 million earned for the same period a year ago. On a per share basis, basic funds from operations available to common shareholders was $0.65 on weighted average shares outstanding of 13,085,000 for the nine months of 2003, compared to $0.81 on weighted average shares outstanding of 12,776,000 for the same period in 2002.

Operating revenues totaled $39.16 million for the nine months ended September 30, 2003, compared to $39.32 million earned a year ago. Operating costs were $15.46 million in 2003, compared to $14.18 million in 2002. The increase in operating costs was due primarily to increased insurance costs, real estate taxes,

2542 Williams Boulevard    •    Kenner, Louisiana 70062    •    504/472-6200

Sizeler Property Investors, Inc.

November 7, 2003

utilities and repairs and maintenance. Net operating income totaled $23.70 million for the nine months ended 2003, compared to $25.14 million in 2002. Interest expense for the first nine months of 2003 decreased approximately $857,000, compared to the prior year’s period, while general and administrative costs increased approximately $768,000 due primarily to increased payroll costs, legal and consulting fees.

For the nine months ended September 30, 2003, net income available to common shareholders was $155,000, compared to $2.00 million earned for the same period a year ago. On a per share basis, net income available to common shareholders was $0.01 for the nine months of 2003, compared to $0.16 for the same period in 2002.

Retail Portfolio

For the three-month and nine-month periods ended September 30, 2003, the Company’s retail properties accounted for approximately 56% of revenues, respectively. Retail revenue for the three- and nine-month periods ended September 30, 2003 totaled $7.38 million and $21.81 million, compared to $7.01 million and $21.14 million in the prior year’s periods. The retail portfolio was 90.4% leased at September 30, 2003.

The Company’s retail portfolio consists of sixteen properties containing approximately 2.7 million s.f. of gross leasable area and is composed of three enclosed regional shopping malls, three power shopping centers and ten community shopping centers, located in Florida and Louisiana.

Apartment Portfolio

For the three-month and nine-month periods ended September 30, 2003, the Company’s apartment properties accounted for approximately 44% of revenues, respectively. Apartment revenues for the three- and nine-month periods ended September 30, 2003 totaled $5.90 million and $17.35 million, compared to $6.05 million and $18.18 million in the prior year’s periods. Apartment properties were 91.6% leased at September 30, 2003.

The apartment portfolio consists of sixteen properties—fourteen existing properties containing approximately 3,400 units, located in Florida, Alabama and Louisiana and two under construction in Florida and Louisiana which, when completed will contain in total 350 new units.

New Development and Acquisitions

Construction is continuing on the Company’s two new apartment communities: the second phase of its Governors Gate Apartment community located in Pensacola, Florida and Greenbrier Estates, which is located in proximity to the Company’s North Shore Square Mall, in Slidell, Louisiana. 83 units from these two development projects were completed and began contributing to the Company’s earnings during the third quarter of 2003.

Company Profile

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT), which invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-two properties—sixteen in Louisiana, twelve in Florida and four in Alabama.

Funds From Operations Definition: We define Funds from Operations (FFO) as net income, computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding: gains or losses from sales of property; those items defined as extraordinary under GAAP; and non-recurring charges (such as those recognized upon the acquisition of our leasing and property management subsidiary in 2001); plus depreciation on real estate assets and after adjustments for unconsolidated

Sizeler Property Investors, Inc.

November 7, 2003

partnerships (and joint ventures). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

FFO is one of the key operating measures used by our management team in evaluating operating performance. Thus, we believe that FFO is helpful to investors as one of several measures of the performance of an equity REIT. We further believe that by excluding the effect of depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between operating periods under comparison and between other equity REITs. Investors should review FFO, along with GAAP net income and other appropriate operating measures and cash flows from operating activities, investing activities and financing activities when trying to understand an equity REIT’s operating performance. In addition, because FFO is not a GAAP measure, our presentation of FFO may differ from the methodology for calculating FFO utilized by other REITs and therefore may not be comparable to the presentations of FFO made by these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. A reconciliation of net income to basic FFO is presented below (in thousands):

	Quarter Ended September 30
	2003		2002
	Dollars	Shares	Dollars	Shares
Net income	$174	13,086	$747	13,091
Additions:
Depreciation	3,043		2,849
Partnership depreciation	8		9
Deductions:
Minority depreciation	14		16
Preferred dividends	205		205
Amortization costs	157		154

Funds from operations—available to common shareholders	$2,849	13,086	$3,230	13,091

	Nine Months Ended September 30
	2003		2002
	Dollars	Shares	Dollars	Shares
Net income	$770	13,085	$2,339	12,776
Additions:
Depreciation	8,853		8,653
Partnership depreciation	24		28
Deductions:
Minority depreciation	43		43
Preferred dividends	615		205
Amortization costs	468		453

Funds from operations—available to common shareholders	$8,521	13,085	$10,319	12,776

Sizeler Property Investors, Inc.

November 7, 2003

Net Operating Income Definition: The Company’s senior management team uses net operating income (NOI) as a key measure of property-level operating performance of the Company’s real estate portfolio. NOI is computed by adding to the Company’s GAAP income from operations corporate-level administrative expenses, depreciation and amortization, and equity in the income of unconsolidated partnerships. The Company believes that use of NOI can facilitate investors’ comparisons of operating performance between operating periods under comparison and with other equity REITs that similarly report. NOI is also a measure used by the Company in reporting the performance of its operating segments in accordance with SFAS 131, Disclosure About Segments of an Enterprise and Related Information. Investors should review NOI and operating costs, along with GAAP net income and other non-GAAP measures reported by the Company when trying to understand the Company’s operating performance.

www.sizeler.net

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Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company’s properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company’s properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; as well as (n) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

- Continued -

Sizeler Property Investors, Inc.

November 7, 2003

SELECTED FINANCIAL DATA

(unaudited)

	Quarter Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Funds from operations available to common shareholders	$2,849,000	$3,230,000	$8,521,000	$10,319,000
Net income	$174,000	$747,000	$770,000	$2,339,000
Net income allocation
Allocable to preferred shareholders	$205,000	$205,000	$615,000	$342,000
Allocable to common shareholders	$(31,000)	$542,000	$155,000	$1,997,000

Net income	$174,000	$747,000	$770,000	$2,339,000

Per share:
Basic funds from operations available to common shareholders	$0.22	$0.25	$0.65	$0.81
Net income available to common shareholders	$0.00	$0.04	$0.01	$0.16
Weighted average shares outstanding	13,086,000	13,091,000	13,085,000	12,776,000
Operating revenue	$13,276,000	$13,064,000	$39,159,000	$39,316,000
Net operating income	$7,897,000	$8,147,000	$23,701,000	$25,144,000
Interest expense	$3,102,000	$3,211,000	$9,203,000	10,060,000
Depreciation and amortization	$3,043,000	$2,849,000	$8,853,000	$8,653,000
Dividends paid	$3,215,000	$3,216,000	$9,642,000	$9,036,000

	September 30
	2003	2002
Real estate investments at cost	$396,471,000	$358,591,000
Total assets	$309,601,000	$280,398,000
Notes payable to banks	$39,304,000	$2,277,000
Convertible subordinated debentures	$56,599,000	$56,599,000
Total liabilities	$216,022,000	$175,056,000
Shareholders’ equity	$93,579,000	$105,342,000

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